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              EXHIBIT 23.1     CONSENT OF KPMG PEAT MARWICK LLP





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                        INDEPENDENT AUDITOR'S CONSENT
                        -----------------------------



We consent to incorporation by reference in the registration statement on Form S-8 of Wayne Bancorp, Inc., regarding the Wayne Bancorp, Inc. 1996 Stock-Based Incentive Plan, of our report dated January 15, 1997, relating to the consolidated statements of financial condition of Wayne Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 which report is incorporated by reference in the December 31, 1996 annual report on Form 10-K of Wayne Bancorp, Inc.



                                                  /s/ KPMG PEAT MARWICK LLP



Short Hills, New Jersey
August 22, 1997